EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. ANNOUNCES FOURTH

QUARTER CASH DIVIDEND OF $0.11 PER SHARE

DURANGO, Colorado (February 14, 2013) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq: RMCF), (the “Company”) which franchises gourmet chocolate and confection stores and manufactures premium chocolates and other confectionery products, today announced that its Board of Directors has declared a fourth quarter cash dividend of $0.11 per common share outstanding. The cash dividend will be payable March 15, 2013 to shareholders of record at the close of business March 1, 2013.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc. is an international franchisor of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s majority-owned subsidiary, U-Swirl, Inc. (OTCQB: SWRL), is a franchisor and operator of self-serve frozen yogurt stores. As of February 14, 2013, the Company, its subsidiary and its franchisees operated 459 Rocky Mountain Chocolate Factory and self-serve yogurt stores in 42 states, Canada, Japan and the United Arab Emirates.

The Company is headquartered in Durango, Colorado, and its common stock is listed on The Nasdaq Global Market under the symbol “RMCF.” The common stock of U-Swirl, Inc. trades on the OTCQB under the symbol “SWRL”.

Certain statements in the press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company's products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company's periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company's present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company's assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554